DISTRIBUTION SERVICES AGREEMENT

        This Agreement is made as of January 1, 2007, between Allianz Life Insurance Company of North America ("Allianz Life"), a Minnesota life insurance company, and Allianz Global Investors Distributors, LLC ("AGID"), a Delaware limited liability company.

                                    RECITALS

        WHEREAS, Allianz Life desires that AGID provide assistance in the distribution of Allianz Life's products, including certain underlying portfolio investment options; and

        WHEREAS, AGID desires to makes its expertise in the distribution of financial services products available to Allianz Life;

                                   WITNESSETH:

                    Allianz Life and AGID agree as follows:

     1. APPOINTMENT. Allianz Life hereby appoints AGID to provide certain services in connection with the distribution of the funds listed in Schedule A to this Agreement (each, a "Fund," and collectively, the "Funds"). Subject to continuing compliance with its obligations pursuant to Section 2 hereof, AGID shall be entitled to fee payments, as provided in Section 5 hereof, based on (a) the dollar amount of any new purchase (including any transfer from other funds) of shares of the Funds facilitated by AGID under the terms of this Agreement ("New Purchases"), and (b) ongoing assets under management in the Funds as evidenced by the aggregate average daily net asset value of shares of the Funds the sale of which was facilitated by AGID under the terms of this Agreement ("Holding Levels"). It is understood and agreed that Allianz Life, acting reasonably and in good faith, may make final and binding determinations concerning AGID's continuing compliance with its obligations pursuant to Section 2 hereof and concerning the Holding Levels. Portions of any payments made to AGID under this Agreement may, in the discretion of AGID, be paid over to individual registered representatives of AGID who have provided the distribution services contemplated by this Agreement with respect to which the respective New Purchase amounts and Holding Levels were determined.

     2. DISTRIBUTION RELATED ACTIVITIES. Any distribution fee payments with respect to shares of a Fund to be made in accordance with Section 1 hereof SHALL be paid to AGID to compensate AGID for activities that are intended to result in the sale and servicing of such Fund's shares ("Distribution Related Activities"). Distribution 1.

Related Activities include, but are not limited to, providing introductions to and arranging meetings with third-party distributors and their employees for the purpose of promoting or facilitating the sale of shares of the Funds.

     3. COMPLIANCE WITH LAWS. In performing its duties under this Agreement, AGID agrees to abide by all applicable laws, including, without limitation, federal and state securities laws and regulations, state insurance laws and regulations, and the Employee Retirement Income Security Act of 1974.

     4. SALES MATERIALS. No person is authorized to make any representations concerning shares of the Funds except those contained in the then current prospectus and printed information issued by Allianz Life as explanatory materials and/or information supplemental to each prospectus. Allianz Life shall supply or cause to be supplied prospectuses, reasonable quantities of supplemental sales literature, explanatory materials and additional information as issued. AGID agrees not to use other advertising or sales material relating to the Funds unless approved in writing by Allianz Life in advance of such use.

     5. COMPENSATION. In consideration of AGID's provision of the services described in this Agreement, Allianz Life agrees, subject to the limitations of applicable law and regulations, including rules of the National Association of Securities Dealers, Inc., to pay AGID fees at the rates set forth in Schedule A based on the New Purchases that occurred during each calendar quarter and the Holding Level for each Fund measured on the last business day of each calendar quarter. Such payments shall be paid on a quarterly basis and shall be prorated for any portion of such period during which this Agreement is in effect for less than the full amount of such period. For purposes of determining compensation payable to AGID under this Agreement, (a) a New Purchase shall be excluded from the computation of Holding Levels in the calendar quarter in which the New Purchase occurs, and (b) any transfers initiated by Allianz Life Advisers, LLC in connection with rebalancing the allocations of any Fund or Funds that are permitted underlying investments of the AZL Fusion Funds shall be excluded from both New Purchases and Holding Levels for the calendar quarter in which these types of transfers occur. AGID may, in turn, pay any or all of these fees to its registered representatives as provided in Section 1 of this Agreement. Fees will be paid by Allianz Life to AGID WITHIN 30 days following the end of each calendar quarter. The parties acknowledge and agree that the fees will be paid by Allianz Life out of its profits and shall be paid for each Fund only so long as this Agreement is in effect. The fee rate with respect to any Fund may be increased or decreased by Allianz Life, in its sole discretion, effective as of the first day of any calendar quarter upon 15 day' prior written notice to AGID.

         In addition, AGID will furnish to Allianz Life or its designees such information as Allianz Life or its designees may reasonably request (including, without limitation, periodic certifications confirming the rendering of services with respect to the Distribution Related Activities), and will otherwise cooperate with Allianz Life and its designees (including, without limitation, any auditors designated by Allianz Life), in the preparation of reports to Allianz Life's Board of Directors concerning this Agreement and the monies paid or payable by Allianz Life pursuant hereto, as well as any other reports or filings that may be required by law.

    6. TERM AND TERMINATION.

       (a) This Agreement may be terminated by either party, with respect to one or more of the Funds, at any time without the payment of any penalty, on 90 days' written notice.

       (b) This Agreement shall terminate automatically in the event of its assignment. For purposes of this provision, "assignment" shall have the meaning set forth in the Investment Company Act of 1940.

    7. GOVERNING LAW. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Minnesota applicable to agreements fully executed and to be performed therein, without regard to its conflicts of law rules.

    8. NOTICES. Each notice required by this Agreement SHALL be given in writing and delivered personally or mailed by certified mail or courier service or sent by facsimile to the party's address identified on the signature page to this Agreement or such other address as each party may by written notice provide to the other. A notice given pursuant to this section shall be deemed to have been given immediately when delivered personally or by facsimile, three (3) business days after the date of certified mailing, and one (1) business day after overnight delivery. For purposes of this Agreement, the tern' "business day" shall mean a day that both Allianz Life and AGID are open for business.

    9. COMPLETE AGREEMENT. This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

    10. AMENDMENT. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by each of the parties.

    11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

BY:   /S/FRANK C. TONNEMAKER
      -----------------------------
Name:    FRANK C. TONNEMAKER
      -----------------------------
Title:   SENIOR VICE PRESIDENT II
      -----------------------------

ADDRESS FOR NOTICES:
5701 Golden Hills Drive
Minneapolis, MN 55416-1297
Fax: 763.765.6597

ALLIANZ GLOBAL INVESTORS DISTRIBUTORS, LLC

By:        /S/BLAKE MOORE
      -----------------------------
Name:      BLAKE MOORE
      -----------------------------
Title:     CEO
      -----------------------------

ADDRESS FOR NOTICES:
2187 Atlantic Street, 6th Floor
Stamford, CT 06902
Attn: Andrew Meyers
Fax: 203-352-4904

                                   SCHEDULE A

     FUNDS COVERED BY DISTRIBUTION SERVICES AGREEMENT DATED JANUARY 1, 2007
    ------------------------------------------------------------------------
            AZL PIMCO Fundamental IndexPLUS Total Return Fund
            PIMCO VIT All Asset Portfolio
            PIMCO VIT CommodityRealReturnStrategy Portfolio
            PIMCO VIT Emerging Markets Bond Portfolio
            PIMCO VIT Global Bond Portfolio (Unhedged)
            PIMCO VIT High Yield Portfolio
            PIMCO VIT Real Return Portfolio
            PIMCO VIT StocksPLUS(R) Growth and Income Portfolio
            PIMCO VIT Total Return Portfolio


                                    FEE RATES
                                    ---------
                              New Purchases - 0.06%

                        Holding Levels - 0.05% annualized